Exhibit 10.3

CAREPLUS HEALTH PLANS, INC.

NETWORK AGREEMENT

This Network Agreement ("Agreement") is made and entered into on this 29th day of July 2008 by and between CarePlus Health Plans, Inc. ("Plan"), and Palm Medical Network, LLC ("Network").

WHEREAS, Plan is licensed in the State of Florida to operate a health maintenance organization health plan under which members under an agreement with Plan, may be provided with medical services and hospital care; and

WHEREAS, Network is an entity that shall develop and manage a primary care network for Plan; and

WHEREAS, Network represents and warrants that Network has not entered into any agreement, wither verbal or in writing, with a health plan, health insurance company, health maintenance organization, or similar health benefit organization which in any way prohibits or restricts provider from entering into this Agreement or from fulfilling any obligation set forth in this Agreement; and

WHEREAS, Plan wishes to engage Network to provide and arrange for the provision of Covered Services to Plan Members, and Network agrees to provide and to arrange for the provision of such Covered Services under the terms and conditions set forth in this Agreement; and

WHEREAS, Network and Plan believe that this Agreement will be mutually beneficial, and, as such, both parties agree to be bound by all terms and conditions contained herein.

In consideration of the above, it is mutually agreed as follows:

I.Definitions

For the purposes of this Agreement, the following words and phrases shall have the meaning specified.

1.1 "Admitting Physician" is a Participating Physician who admits Members to a Participating Hospital or to another hospital with the approval of Plan.

1.2 "Agreement" means this Network Agreement between Plan and Network.

1.3 "AHCA" means Florida Agency for Health Care Administration.

1.4 "Copayment" means the amount required to be paid by Member to Network Providers as additional payments for Covered Services. Copayments will vary in amount for Members, depending on benefit structure.

 1.5"Covered Services" means all medical services and other benefits required to be provided to Members by Plan under Plan's agreement(s) with Medicare and under the terms of Plan's agreements with Subscribers, including, without limitation, Primary Care, specialist medical services, hospital services, ancillary and diagnostic services, Emergency Medical Services. Covered Services are subject to change at any time as required by applicable law or under Plan's Medicare agreement(s).

1.6"Credential" or "Credentialing" means the process for verifying that physicians providing services under this Agreement are adequately trained, licensed, of good professional reputation and capable of working with others in the provision of Covered Services to Members. The term shall be construed to include the recredentialing process.

1.7"DHHS" means United States Department of Health and Human Services.

1.8"011t." means Office of Insurance Regulation.

1.9"Effective Date" shall mean the effective date of this Agreement which shall be the date written on the first page of this Agreement.

  1.10 "Emergency Medical Condition" means (a) a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent layperson, pursuant to Section 4704 of the 1997 Balanced Budget Act, with an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in any of the following: 1. serious jeopardy to the health of the individual including a pregnant woman or a fetus. 2. serious impairment of bodily functions. 3. serious dysfunction of any bodily organ or part. (b) with respect to a pregnant woman: 1. that there is inadequate time to effect safe transfer to another hospital prior to delivery. 2. That a transfer may pose a threat to the health and safety of the patient or fetus. 3. that there is evidence of the onset and persistence of uterine contractions or rupture of the membranes.

  1.11 "Emergency Services" means medical screening, examination, and evaluation by a physician, or, to the extent permitted by applicable laws, by other appropriate personnel under the supervision of a physician, to determine whether an emergency medical condition exists, and if it does, the care, treatment, or surgery for a covered service by a physician which is necessary to relieve or eliminate the emergency medical condition, within the service capability of a hospital.

  1.12 "Group Service Contract" means an agreement between Plan and an employer, including, but not limited to, an administrative services only type agreement, under which Subscribers are entitled to become Members of the Plan in accordance with the terms of such agreement.

1.13 "CMS" means Centers for Medicare and Medicaid Services.

1.14 "Individual Subscription Agreement" means an agreement between Plan and an individual subscriber by which such individual is entitled to become Members of the Plan in accordance with the terms of such agreement. Individual Subscription Agreements shall include agreements between Plan and a Subscriber entitled to benefits under the Title XVIII of the Social Security Act, as amended.

1.15 "Medical Director" means a physician designated by Plan to monitor and review Covered Services to Members provided or requested by a health care provider.

1.16 "Medical Staff" means a hospital's or ambulatory surgery center's medical staff as the term is defined in the bylaws of the hospital's or ambulatory surgery center's medical staff, and as such bylaws may be amended from time to time.

1.17 "Medically Necessary" shall be defined by Plan in the exercise of its sole discretion and shall include due consideration of whether services are (i) consistent with the symptoms or diagnosis and treatment of Member's condition, disease, ailment or injury; (ii) appropriate with regard to standards of good medical practice within the surrounding community; (iii) not solely for the convenience of the Member, a Participating Provider, or other health care provider, and (iv) the most appropriate supply or level of service which can be safely provided to the Member.

1.18 "Member" means an eligible Subscriber who (i) is been enrolled in one of Plan's Medicare health plans and (ii) has been assigned by Plan to Network or a Network Provider or have selected a Network Provider. A Member shall not include a Subscriber that Plan chooses not to assign to Network.

1.19 "Network Provider" means a physician who or which (i) has entered into an agreement with Network to provide health care services to Members, (ii) has executed a Participating Provider Agreement; and (iii) has successfully completed Plan's Credentialing process.

 1.20 "Participating Provider Agreement" means the contract between Plan, Network and Network Providers that is designed to indicate compensation arrangements between Plan, Network and Network Providers as well as to cover for all regulatory guidelines. The Participating Provider Agreement, at the option of the Plan, may become directly effective between Plan and Network Provider in the event this Agreement is terminated.

1.21 "Participating Provider" means a primary care physician, specialty physician hospital, ambulatory surgical center, home health care agency, pharmacy, multi-specialty group practice, or any other health care provider which or who has entered into an agreement with, or is otherwise engaged by, Plan to provide Covered Services to Members. Any such Participating Provider may be designated as a Participating Hospital, Participating Physician, Participating Pharmacy, etc. All Network Providers shall be Participating Providers.

1.22 "Plan Provider Manual" means the CarePlus Health Plans, Inc. Provider Manual, as amended and revised from time to time by Plan in its discretion.

1.23 "Primary Care Physician" means a Participating Physician who supervises, coordinates and provides Primary Care Services to Members, including the initiation of their referral to Specialty Physicians and other Participating Providers for non-Primary Care Services, and who meets all the other requirements for Primary Care Physicians contained in the Plan Provider Manual and in this Agreement.

1.24 "Primary Care Services" means those Covered Services customarily provided by a primary care physician in his or her office as well as services customarily provided by an attending primary care physician to institutionalized patients, and includes, by way of example and not limitation, the Primary Care Services set forth in Attachment A.

1.25 "Quality Assurance Program" means the program of quality assurance established by Plan to assure the proper level and quality of care is provided including, but not limited to, Plan's policies and procedures.

1.26 "Qualified Medicare Beneficiary (Q1V111)" means an individual who is entitled to Medicare Part A, has low income that does not exceed 100% of the Federal Poverty Level (FPL), and whose resources do not exceed twice the Supplemental Social Security Income (SSD limit. A QMB (often called "dual eligible") is eligible for Medicaid payment of Medicare premiums, deductibles, co-insurance and co-pays (except for Part-D).

1.27 "Specialty Physician" means a Participating Physician who is appropriately qualified in a certain medical specialty as determined by Plan who provides Covered Services to Members within the range of such specialty, who elects to be designated as a Specialty Physician by Plan and who meets all other requirements for Specialty Physicians contained in Plan's rules and regulations, including the Plan Provider Manual, and in the Agreement between Plan and the Specialty Physician.

1.28 "Subscriber" means a person who meets the eligibility requirements of Plan, enrolls pursuant to the terms thereof, and for whom premiums are received by or on behalf of the Plan.

1.29 "Urgently Needed Services" means services for an accident or illness of a less serious nature than an Emergency, which services (a) are required in order to prevent serious deterioration in the Member's health, and (b) cannot be delayed until the Member returns to the geographic area customarily serviced by a Network Provider's office.

 1.30 "Utilization Management/Utilization Management Program" means the evaluation and determination of the appropriateness of patient use of medical care resources, and provision of any needed assistance to clinician and/or Member, to ensure appropriate use of resources. Utilization Management includes prior authorization, concurrent review, retrospective review, discharge planning, case management, and disease management protocols.

II.Duties and Responsibilities of Plan

2.1 Compensation
Plan shall compensate Network at the rates and in the manner set forth in Attachment B.

2.2 Member Eligibility
Plan will provide each Member with an identification card which shall be presented for purposes of assisting Network Provider in verifying Member eligibility. In addition, by the first day of each month, Plan will provide Network a list of all Members ("Membership List") listing all Members eligible to receive Covered Services during that month, which Membership List shall be effective for the month. In addition, a mid-month list will be provided by Plan. Plan will not be responsible for medical services provided to non-eligible individuals.

2.3 Marketing
No guarantees are afforded by Plan as to the number of Members who will select Network or Network Providers. However, Plan will use commercially reasonable efforts to assign Members to Network as reasonably determined by Plan.

2.4 Advertising Plan
Plan may include the name, address, telephone number and types of practice of Network Providers in a roster of Participating Providers. The parties understand that this roster may be inspected by and is intended for the use of current and prospective Members, Subscribers, Participating Providers, and other providers. Neither Network nor Network Providers shall engage in any marketing activities with respect to Plan and shall not use the trademarks and trade names employed by Plan without the prior written approval of Plan.

2.5 Administrative Duties
Plan, through its Medical Director and such other individuals as Plan designates, shall establish procedures relating to the following:

(a)  A system for prior authorization of all referrals to Specialty Physicians;

(b) Written notification of denied claim forms or Covered Services;

(c)  A system of pre-admission certification for all elective hospital admissions;

(d)  A Member encounter reporting process to be implemented in accordance with Plan's policies and procedures;

All procedures relating to the foregoing shall be contained in the Plan Provider Manual. The parties to this agreement agree and acknowledge that although Plan will establish procedures regarding the foregoing, Network shall provide all services and functions with respect to some of the foregoing items, such as authorizing written referrals and providing pre-admission certifications.

2.6Administration of Plan
Plan shall provide the appropriate personnel, facilities and equipment necessary for the administration of Plan. Plan has the sole responsibility and final decision making authority for: (i) payment of claims for health services rendered to Members; (ii) accept new enrollment in Plan; (iii) process voluntary disnerollments, and limit involuntary disenrollments under the Plan; (iv) all benefit determinations; and (v) Network Provider and member grievance system established by Plan. Plan agrees to recognize and abide by all state and federal laws, regulations and guidelines. Plan supervises and is accountable to the Governmental Agencies for those functions that are outlined in Plan's contract with Medicare. Plan has not delegated any administrative duties to Network unless expressly set forth herein and only to the extent set forth herein.

III. Duties and Responsibilities of Network

3.1Provision of Covered Services and Certain Administrative Services

Pursuant to this Agreement, the parties agree and covenant that Network will assume all responsibility for the provision of Covered Services to Members enrolled in Medicare plans of Plan, and other Members as are reasonably assigned by Plan. Network assumes risk for the provision of Covered Services to Member whether or not those Covered Services are provided by Network Providers. In fact, certain Participating Providers, including hospitals and ancillary service providers, will provide Covered Services to Members for which Network will have financial responsibility hereunder. Covered Services shall be provided in accordance with the Utilization Management Program (as set forth in Section 3.5 hereof).

3.2Licensure and Participation in Medicare
Network agrees to require Network Providers to maintain in good standing full participation status in the federal Medicare program (Title XVIII of the Social Security Act, as amended). This also included all of Network Providers employees, subcontractors, and/or independent contractor who will provide services, including, without limitation, health care, utilization review, medical social work, and/or administrative services under the agreement. Network agrees to notify Plan promptly upon notice of any notice of sanction from the Medicare Program from its Network Providers or subcontractors.

Network agrees and acknowledges that Plan receives payment for Covered Services in whole or in part from federal funds and to the extent Network Provider(s) treat Members for whom Plan receives federal funds (e.g. Medicare Members), Network and Network Provider(s) are subject to certain laws that are applicable to individuals and entities receiving federal funds.

3.3Compliance with Plan Programs and Rules

(a) Network agrees, and shall require Network Providers to agree to be bound by and comply with Plan's policies, procedures and rules as promulgated from time to time, which, as now in effect and as hereafter adopted and amended, are incorporated in this Agreement, including without limitation those policies and procedures set forth in the Plan Provider Manual, Plan's credentialing program, Plan's quality assurance program, Plan's grievance program and any other program established by Plan from time to time (b) Network Agrees, and shall require Network Providers to agree, to cooperate with Plan in its efforst to monitor compliance with its Medicare Advantage contract and/or Medicare Advantage rules and regulations and to assist Plan in complying with corrective action necessary for Plan to comply with such rules and regulations (c) Network agrees, and shall require Network Providers to agree to be bound that nothing in the Agreement shall be construed as relieving Plan of its responsibility for performance of duties agreed to through its Medicare Advantage contracts existing now or entered into in the future with CMS

.

3.4 Agreements with Network Providers

Participating Provider Agreements. Network agrees to maintain written agreement with employed and contracted health care providers and health care professionals providing services under the Agreement on a form comparable to, and consistent with, the terms and conditions of the Agreement. Providers downstream provider agreement shall include terms and conditions which comply with all applicable requirements for provider agreements under state and federal laws, rules and regulations to which Plan is subject. In the event of a conflict between the language of the downstream provider agreements and the Agreement, the language in the Agreement shall control.

Network shall contract with primary care physicians to arrange for the provision of services to Members under this Agreement. These contracts shall be in the form of "Participating Provider Agreements" approved by Plan where Plan will be party to the contractual arrangements between Network and Network Providers.

Network shall not alter the terms of such Participating Provider Agreement without the prior approval of Plan, in its sole discretion. Even though Network will not contract with certain Providers (e.g. hospitals and ancillary services providers), Network shall have partial financial responsibility for Covered Services provided Members by these Providers. Such Participating Provide Agreements shall contain a provision stating that:

In no event, including nonpayment by Plan, Plan insolvency, or breach of this Agreement by either party, shall Network, Network Provider, or any representative or agent of Network or Network Provider, bill, charge, or seek compensation or reimbursement from Plan.

3.5Utilization. Network and Network Providers shall comply with and be monitored under an approved Utilization Management Program, including, without limitation, pre-certification of elective admissions and procedures, referral processes and concurrent review reporting of clinical encounter data.

3.6Verification of Eligibility
Network is responsible for verifying eligibility of Members before Network Providers render Covered Services to such individuals (e.g. verifying Member's inclusion in Membership List).

3.7 Network Provider Training
Network shall require Network Providers to receive and participate in any applicable training developed by Plan, the contents of which may be amended from time to time by Plan in its sole and absolute discretion. Network shall require Network Provider to maintain a level of experience through continuing education programs in Network Provider's particular discipline and shall maintain the educational standards required by Network Provider's licensure board when applicable. Network Provider shall participate, to the extent feasible, in any continuing education programs established or recommended by Plan appropriate to Network Provider's particular practice.

3.8 Encounter Information
Network agrees and acknowledges that Plan is required to maintain a health information system that collects, analyzes and integrates all data necessary to compile, evaluate and report certain statistical data related to costs, utilization and quality, and such other matters as the Governmental Agencies may require. Network shall require Network Provider(s) to submit to Plan accurate and compete information regarding the provisions of covered services by Network Provider(s) to Members ("Data") on a complete CMS 1500 or UB92 form, or their respective successor forms as may be required by CMS, or such other form as may be required by law when submitting claims and/or encounters in an electronic format, or such other format as is mutually agreed upon by both parties. The Data shall be provided to Plan on or before the last day of each month for encounters occurring in the immediately preceding month, or such lesser period of time as may be required in the Agreement, or as is otherwise agreed upon by the parties in writing. The submission of the Date to Plan and CMS shall include a certification from Provider(s) that the data is accurate, complete and truthful. In the event the Data is not submitted to Plan by the date and in the form specified above, Plan may, in its sole option, withhold payment otherwise required to be made under the terms of the Agreement until the Data is submitted to Plan. Records shall be maintained for a period of not less than ten (10) years from the termination of this

Agreement and be retained further if records are under review or audit until such review or audit is complete.

3.9Network Provider Services

(a)
Professional Standards. Network shall require Network Providers to provide Covered Services to all Members in an ethical and legal manner, in accordance with professional standards of care in the medical community.

(b)
No Discrimination. Network shall require Network Providers to provide Medically Necessary Covered Services to Members upon referral to Network Provider by Plan, without regard to race, color, age, place of residence, economic status, health status, health care needs, benefit plan, source of payment, religion, national origin or handicap of a Member.

(c)
Equal Standards. Network shall require Network Providers to render Covered Services, to Members in the same manner, in accordance with the same standards of care and with the same time availability as offered his/her other patients and without regards to (i) the degree of frequency of utilization of such services by a Member or, (ii) the physical condition of a Member.

(d)
Hospital Admissions. Network shall require Network Providers to admit to, and provide appropriate services at a Participating Hospital to Members in the event a hospital group does not exist. Network shall require Network Providers to maintain clinical privileges at a Participating Hospital. If a Network Provider does not have admitting privileges at a Participating Hospital such Network Provider may identify another Participating Provider as the Admitting Physician who shall take responsibility for admission and provision of inpatient services to Members twenty four (24) hours per day/three hundred sixty five (365) days per year. Such Network Provider shall be responsible for the remuneration of the Admitting Physician which Admitting Physician shall sign an Acceptance Letter in the form attached as Attachment D. Admission to a Participating Hospital must be certified in advance by Plan in accordance with Plan's Utilization Management Program.

(e)
Availability. Network shall require Network Providers to make available Covered Services twenty four (24) hours per day seven (7) days per week including holidays, to comply with the following availability schedule: urgent care - within one day; routine sick care - within one week; and wellcare - within one month. Network shall require Network Providers to maintain adequate personnel and facilities to fulfill the contracted obligations hereunder. Network shall require Network Provider to be responsible for the provision, authorization, coordination, supervision monitoring and overall management of all Covered Services to Members in accordance with Plan's policies and procedures. Network shall ensure that Network Providers who are Primary Care Physicians shall be responsible for the making of referrals for Covered Services that are not Primary Care Services when Medically Necessary. In any event, Network shall require Network Providers to maintain twenty four (24)-hours-a-day, seven (7)-days-a-week telephone answering service to handle Member calls.

(f)	Network agrees to require Network Providers that when the need arises, provisions will be made to appropriately communicate with patients in the language used by Members.

(g)	Health Risk Assessment. Network shall require Network Providers to cooperate with Plan's health risk assessment (HRA).

(h)
Network shall require Network Provider to agree not to collect or attempt to collect copayment, coinsurance, deductibles or other cost-share amounts from any Plan Medicare Advantage Member who has been designated as Qualified Medicare Beneficiary ("QMB") by CMS.

3.10 Members Medical Records

(a)Compliance. Network shall, and shall require Network Provider to:

(i)	recognize and abide by all applicable state and federal laws, regulations and guidelines, including, without limitation, those applicable to the Plan's health care plans.

(ii) maintain appropriate, accurate and complete clinical record entries in a timely manner, as well as to participate in the record-keeping system established by Plan, as may be modified from time to time.

(iii) Network and Network Provider(s) shall permit authorized representatives of Plan and any state or federal authority or agency, including DHHS, CMS, AHCA, OIR and the U.S. General Accounting Office or their respective designees, to inspect Provider's facilities and to review any of the records of services provided to Members, including any books, contracts, medical records, patient care documentation and other records that pertain to (i) the services performed under this Agreement, (ii) reconciliation of benefits liabilities, (iii) determination of amount payable,

(iv) other relevant matters as such persons conducting the audit, evaluation or inspection deem necessary, and (v) for QM use and Peer Review. This includes access to Medical Records of Plan Members to Plan's Quality Management staff for HEDIS and HCC. Network Provider shall retain such records and provide such access to any governmental agency, including those agencies listed above, or to Plan for a period of not less than ten (10) years after the expiration of this Agreement and retained further if the records are under review or audit until the review or audit is completed; provided that Provider shall retain records for a longer period of time than specified if (i) CMS determines that there is a need to maintain a record or group of records for a longer period, (ii) CMS determines that there has been a termination, dispute, fraud or similar fault, in which case the retention may be extended to six (6) years from the date of any resulting final resolution of the matter, or (iii) CMS determines that there is a reasonable possibility of fraud, in which case the inspection of records may be conducted at any time. Prior Plan approval for the disposition of records must be requested and approved by Plan if the subcontract is continuous. Without limiting the generality of the foregoing, Network Provider agrees to cooperate, if requested, with any inspection by any of the above listed agencies as a means of evaluation of the quality, appropriateness and timeliness of service performed to Members. These inspections may include inspections of any records pertaining to this Agreement, and the premises, facilities and equipment of Provider.

(b)
Contents and Confidentiality. Medical records of Members will include the recording of services provided by Network Provider, other health care providers, other reports from referral providers, discharge summaries, records of emergency care received by the Members. Network shall safeguard the privacy of any health inforamtion that identifies a particular Member in accordance with HIPAA privacy guidelines and agrees that the information from, or copies of, medical records may be released only to authorized individuals, and Network shall ensure that unauthorized individuals do not gain access to or alter patient records. Network shall release original medical records in accordance with federal or state laws, court orders or subpoenas.

(c)
Inspection. Plan shall have the right to inspect at reasonable times Network Provider's facilities and Members' medical records for compliance with Plan's Peer Review and Quality Management and Utilization management Programs. Plan shall have the right to inspect and to copy, at Plan's expense, books, records (any and all) maintained by

Network Provider pertaining to claims for Covered Services under this Agreement. Charges to the Plan for copies of medical records for such audits, shall not exceed fifteen (15) cents per page. Network Provider shall maintain all such records at its principal place of business in the State of Florida.

3.11 Participation in Plan Programs

a)
Network agrees and shall require Network Provider(s) to agree, supportand participate in Plan's Quality management and Utilization Management Programs and all Peer Review/Quality Improvement/Quality Management programs, as well as in any reasonable internal and external quality management, utilization review, peer review, grievances, continuing education and other similar programs of Plan that may be established from time to time by Plan to promote appropriate standards of medical care and to control the cost and monitor the quality of medical services rendered to Members, including without limitation programs relating to the pre-certification of elective admissions and procedures, referral process and reporting of clinical encounter data. Without limiting the generality of the foregoing, with respect to all Medicare Members being provided Ancillary Services by Ancillary Provider, Ancillary Provider shall cooperate with and participate in all activities of any independent quality review and improvement organization approved by CMS.

b)	Network agrees and shall require Network Provider(s) to assist Plan in the development and application of the criteria used to evaluate the care that the Network Provider provides to Members. Network Provider shall participate in and cooperate with Plan's policies, procedures and processes for conducting an initial assessment of each Member's health care needs within 90 days of the effective date of such Member's enrollment and for identifying Medicare Members with complex or serious medical conditions, assessment of those conditions and the establishment of appropriate treatment plans for those conditions.

c)	In conjunction with any such review or program, Network Provider will make available at no charge to Plan, whatever information is requested by Plan. Network Provider further agrees to abide by all of Plan's applicable rules and regulations, policies, procedures, missions and principles and acknowledges that failure to do so shall be sufficient basis for immediate termination of this Agreement by Plan.

d)
Network shall require Network Provider to report to Network or Plan's risk manager all Incidents involving a Member in accordance with Plan's incident report guidelines, which shall be established in accordance with the provisions of Fla. Stat. Ch. 641.55 and Florida Administrative Code Rule 59A-12.012. Network shall designate an individual or individuals who shall make periodic reports of Incidents to Plan's risk manager.

Network shall report all Incidents to Plan within ten (10) calendar days of their occurrence; provided that Network shall report to Plan within three(3) calendar days of its occurrence an Incident which results in: (i) the death of Member; (ii) severe brain or spinal damage to a Member; (iii) a surgical procedure being performed on the wrong patient; or (iv) a surgical procedure unrelated to a Member's diagnosis or medical needs being performed

3.12 Compensation and Billing

(a)	Member Hold Harmless. Network agrees, and shall assure that Network

Providers agree, that in no event, including but not limited to, nonpayment by Plan, Plan insolvency, or breach of this Agreement by either party, shall Network or Network Provider, or any representative or agent, bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a Member, AHCA, OIR, CMS, or enrollee, or person acting on their behalf for services provided pursuant to this Agreement.This provision shall not prohibit collection of

Copayments on Plan's behalf made in accordance with the terms of the applicable agreement between Plan and Member. Network Providers shall use reasonable efforts to collect from Members applicable copayments. Network shall require Network Providers to agree that (i) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of Members, and that (ii) this provision supersedes any oral or written contrary agreement now existing or thereafter entered into between or among Network, Network Provider and Members, or persons on their behalf Network shall, and shall require Network Providers to, continue providing services to Members through any post insolvency period in the manner set forth in Section 4.3 hereof or through any period after the termination of this Agreement to the extent necessary to complete a plan of care or plan of treatment initiated prior to termination of this Agreement. Plan shall not alter the provisions contained in this paragraph without the prior written approval of the Secretary or a Director, Superintendent or Commissioner of the DHHS.

(b)
Refunds and Set-offs. Network shall, and shall require Network Providers to, immediately refund to Plan any and all sums collected by Network Providers from Members to which Network Providers were not entitled under this Agreement, including the Attachments hereto. Such refunds shall take the form of cash payments or setoffs against amounts owed to Network by Plan. When appropriate, Plan shall return to Member such sums improperly charged by Network Providers.

(c)
Compliance with Plan Provider Manual. Network Provider shall comply with all billing and reporting procedures established by Plan as set forth in the Agreement or the Attachments and Schedules hereto and in the Plan Provider Manual.

(d)
Prompt Payment. Network agrees when seeking to receive compensation above the Capitation Payment, Provider agrees to submit to Plan properly completed CMS 1500 Form(s) or electronically using the appropriate Plan assigned Provider number for payment of services not included in the Capitation Payment but are included in the List of Bill Aboves included as part of the Attachment B and/or for Plan approved services by ts e twentieth (20th) day following month from when services are provided to Members. Plan agrees to reimburse Provider within 30 days of receipt of a "clean claim" on a properly completed CMS 1500 Form or electronically pursuant to Section 641.3155 Florida Statutes. Failure of Provider to submit the forms within 120 days of the date of service will result in forfeiture of funds due Provider by Plan. Provider ogress not to resubmit any claims already paid or properly denied by Plan unless there is a dispute or medical review. Provider will comply with all other applicable copayment protocols, including all Medicare program protocols.

I

3.13 Insurance

(a)
 Coverage. Network shall maintain such policies of general liability, professional liability, and other insurance as shall be necessary to insure Network and Network's employees or agents against any claim for damages arising by reason of personal injury or death occasioned directly or indirectly in connection with the provision of Covered Services to Members by Network's employees or agents. Network shall also require those Network Providers who provide Primary Care Services to maintain malpractice insurance in the minimum amount of $250,000 per occurrence, $750,000 per aggregate year. Network shall also require Network Providers who are Specialty Physicians to maintain malpractice insurance in the minimum amount of $1,000,000 per occurrence, $3,000,000 per aggregate year. Network shall, and shall require Network Providers to, secure and maintain, during the term of this Agreement, worker's compensation insurance for all of their employees connected with the work under this Agreement. Such insurance shall comply with Florida's Worker's Compensation law. Network shall maintain current information and documentation regarding this Section 3.12 and shall advise Plan about such insurance, including the name of insurer, policy number, nature and extent of coverage, and expiration date and/or about other arrangements pertaining to malpractice protection. Network shall notify plan not less than ten (10) days prior to any reduction, cancellation, termination or expiration of insurance coverage for Network or Network Providers.

(b)
Claims. Network shall notify Plan of any claim or cause of action by or relating to a Member filed against Network or a Network Provider within five (5) working days of the Network's receipt of notice that such a claim or cause of action has been filed. Network shall require each Network Provider to notify Network of any claim or cause of action by or relating to a Member filed against such Network Provider within five (5) working days of the Network Provider's receipt of notice that such a claim or cause of action has been filed. Network shall provide Plan with any information regarding such claim or cause of action reasonably requested by Plan.

3.14 Referrals

(a)	Referrals System Network shall, and shall require its Network

Providers to, abide by the referral system approved by Plan pursuant to the Utilization Management Program. Except in cases of Emergency or the onset of a condition requiring Urgently Needed Services, Network Providers shall not make a referral of a Member to a Specialty Physician or a non-Participating Provider for Covered Services without prior approval of the Plan or Network under the Utilization Management Program. Any such referrals shall be made in accordance with approved policies for the provision of Covered Services. If Network Provider wishes to refer a Member to a non-Participating Provider, Network Provider must request a referral in writing to Plan. Network Providers shall furnish to health care providers to whom or to which it has referred a Member complete information on treatment procedures and all pertinent clinical services provided to Member prior to such referral. In the event that non-Emergency services required by a Member are not available from any Participating Provider, non-Participating Providers may be utilized with the prior written consent of Plan only.

(b)
Limitation on Self-Referrals Network Providers shall not refer Members to himself/herself in Network Provider's capacity as a Specialty Physician in another medical discipline, unless Network and Network Provider has secured the prior written approval of Plan's Medical Director.

3.15 Grievances & Appeals

Network shall, and shall require Network Providers to, cooperate with Plan in resolving any Members' grievance(s) related to the provision of Covered Services. Network shall notify Plan of any complaints received by Network and Network Providers. Network shall, and shall require Network Providers to, use best efforts to resolve any complaints in a fair and equitable manner. Network shall, and shall require Network Providers to, agree to participate in and cooperate with Plan's Member grievance procedures, as enacted by Plan from time to time, and comply with all fmal determinations rendered in accordance with those procedures.

3.16 Assignment of New Members by Plan
By written notice to Network, Plan's Medical Director may suspend referral of Members to Network if it is determined that Network or Network Providers are not complying with (i) the terms set forth in this Agreement; (ii) Plan's policies and procedures; or (iii) Plan's policy and/or program requirements.

3.17 Coordination of Benefits
Network shall, and shall require Network Providers to, cooperate in the implementation of any of Plan's obligations and/or policies and procedures relating to coordination of benefits and other third party claims. Network Providers shall bill when requested by Plan any third party payor for services rendered to Members. Network and Network Providers will, when permitted 45..law, reimburse Plan in the event that payments are received from such payers for Covered Services provided to Members, or assign to Plan all payments owed by such payers, and execute any further documents that may be required or appropriate to permit the Plan to bill and process forms for any third party payer on Network Provider's behalf or to bill such payers directly, as determined by Plan.

3.18 Provision of Non-Covered Services
In the event that Network Providers shall provide any Member non-Covered Services, Network Providers shall, prior to the provision of such non-Covered Services, inform the Member (a) of the service(s) to be provided, (b) that Plan will not pay for or be liable for said services, and (c) that the Member will be financially liable for such services as applicable by law.

3.19 Acceptance and Treatment of Members
Network agrees, and shall require each Network Provider to agree, to accept Members as patients.

3.20 Transfer of Members and Medical Records

(a)             Requests to Transfer. As the physician-patient relationship is a personal one and may become unacceptable to either party, Network Provider may request in writing to Plan that a Member be transferred to another Participating Physician. However, Network Provider may not seek to have a Member transferred because of the amount of medical services required by the Member or because of the physical condition of the Member. Network acknowledges that Members have a contractual right to request a transfer to another Participating Physician.

(b)             Transfer of Records. In the event of (i) termination of this Agreement, (ii) the selection by a Member of another Participating Physician in accordance with Plan procedures, or (iii) the approval by Plan of a Network Provider's request to transfer a Member from such Network Provider's practice, to another Participating Physician, Network Providers shall transfer copies of Member's medical records, x-rays, and any and all other pertinent data to Plan, and to the new Participating Physician as selected by Member, when requested to do so in writing by Plan or Member. This charge shall be billed at a reasonable charge, not to exceed the amount stated in Florida Statute ch. 395.3025 and shall not be billed to Members, or AHCA or CMS.

3.21 Facilities & Environment
Network shall, and shall require Network Providers to, provide a functionally safe and sanitary environment for all Members. The medical service facilities of Network Providers will: (a) reasonably accommodate handicapped individuals, (b) comply with applicable state and local building code and regulations; (c) comply with applicable state and local fire prevention regulations; (d) comply with applicable federal laws and regulations; (c) are inspected at least annually by the local or state fire control agency; (f) contain fire equipment and illuminated signs for cases of emergency evacuation, (g) offer adequate lighting and ventilation, and (h) shall remain clean and properly maintained. Network Providers have in place appropriate procedures to handle medical and other emergencies that may arise in connection with services provided. By written notice to Network, Plan's Medical Director may suspend referral of Members to any Network Providers if it is determined that the facts presented indicate that health or safety of Members could be endangered by such Network Provider's continued participation in Plan.

3.22 Signs and Displays
Network Providers shall display in a visible and prominent place any reasonable card, plaque or similar identifying logo provided by Plan to identify Network Providers to Members.

3.23 Notification of Changes
Network shall immediately notify Plan in writing upon the occurrence of any of the following:

(a)  Any changes to the list of current Network Providers, their addresses and telephone and facsimile numbers.

(b)  Any Network Provider's license to practice medicine in the State of Florida is suspended, revoked, terminated, or subject to terms of probation or other restrictions;

(c)  The Network or any Network Provider has become a defendant in any malpractice action, receives any pleadings, notices or demands of claim, or service of process relating to alleged malpractice involving a Member, or is required to pay damages in any such action by way of judgment or settlement;

(d)  The Network or any Network Provider becomes the subject of any disciplinary proceeding or action before a governmental agency, including any State of Florida depthtment, board, or agency, or a similar entity in any state;

(e)  Any Network Provider is convicted of a felony relating directly or indirectly to the practice or conduct of such Network Provider's profession;

(f)	The Network or any Network Provider is sanctioned by the Medicare program; Any Network Provider's clinical privileges at any hospital are being terminated, canceled or suspended;

(h)	Any Network Provider becomes incapacitated;

(i)
An act of nature or any event beyond a Network Provider's reasonable control likely to interrupt all or a portion of a Network Provider's practice for a period of sixty (60) consecutive calendar days, or which may have a material adverse effect on the Network Provider's ability to perform his/her/its obligations for this period;

Any change in the nature or extent of services rendered by a Network Provider;

(k) Any material change or addition to the information and disclosures submitted by Network Provider as part of the application for a contract with Plan or Network to provide Covered Services to Members;

(1)Any other act, event, occurrence or the like that might materially affect a Network Provider's ability to carry out his/her/its duties and obligations to Members.

(m) If a Network Provider is a corporation, professional association or partnership, any of the above events with respect to a physician or other health professional who owns, is employed by or is otherwise associated with such Network Provider.

  3.24 Corporate Representations. Network represents that it has and shall maintain any and all applicable permits and licenses relating to its business and the performance of its obligations under this Agreement. Network is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Network has full power and authority to own and operate its properties and assets and to conduct and carry on its business as it is now being conducted and operated by Network. This Agreement has been validly executed and delivered by Network and constitutes a legal, valid and binding obligation of Network. Network has full power and authority to execute and deliver this Agreement and to perform its obligations under and consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Network does not, and the consummation by Network of the transactions contemplated hereby will not, and the compliance by Network with the provisions hereof will not, (a) conflict with or violate any provision of Network's Articles of Incorporation or Bylaws; (b) with or without notice or the passage of time or both, constitute, give rise or result in the breach, default or event of default under, or violation of any obligation under, any note, bond, mortgage, deed, license, franchise, permit, lease, contract, agreement, or other instrument, commitment or obligation to which Network is a party and will not violate or conflict with any other material restriction of any kind or character to which Network is subject; (c) violate any order, writ, injunction, decree, judgment or ruling of any court or governmental authority applicable to Network; or (d) violate any material statute, law, rule or regulation applicable to Network.(,.)

  3.25 Professional Corporations or Partnerships. In the event that Network contracts with a Network Provider that is a professional corporation, professional association or partnership rather than an individual Physician or provider, Network agrees to require all of the terms set forth herein to apply with equal force to both the professional corporation, professional association or partnership and the individual physicians or providers associated with such entity. Notwithstanding any interpretation of this Agreement to the contrary, Network agrees, represents and covenants that all of the provisions of this Agreement applicable to Network, unless expressly inapplicable, shall apply with equal force to Network Providers. Network shall represent its Network Providers in matters pertaining to the provision of Covered Services under this Agreement, and Network represents that it has obtained the consent to such representation from its Network Providers.

  3.26 Other Contractual Commitments. Network represents and assures Plan that Network's contractual commitments with other health maintenance organizations, competitive medical plans and health related entities do not restrict or impair Network from performing its duties under this Agreement.

  3.27 Compliance with Laws. Network shall, and shall require Network Providers to, comply with all applicable state and federal laws and regulations applicable to Network and/or Plan, specifically including, without limitation, all such laws and regulations promulgated by the OIR, the Agency and the U.S. Department of Health and Human Services. Network shall use its best efforts to assist Plan in complying with all applicable laws and regulations.

  3.28 Compliance with Plan's Confidentiality Obligations. Network shall keep and maintain confidential all information required to be kept confidential by Plan pursuant to Plan's agreements with other parties, including any agreements relating to proprietary information of such third parties, and Network shall ensure compliance with such obligations by its officers, directors, shareholders, agents, employees, contractors or providers, unless otherwise required by law.

  3.29 Credentialing; Composition of Network. Plan shall have primary responsibility for all Credentialing functions under this Agreement, but Network shall assist Plan in carrying out Plan's Credentialing program with respect to prospective Network Providers. Network shall obtain from prospective Network Providers and promptly deliver to Plan all information requested by Plan to make its credentialing determination. Network Providers and all other health professionals employed by, under contract with or associated with Network Providers will be re-credentialed annually. Network agrees to notify Plan immediately of deletions of Network Providers. All Network Providers must be fully credentialed prior to treating Members. Any physician or health professional who is or subsequently becomes associated with a Network Provider shall be required to execute a Network Provider Addendum. Network shall comply with and abide by Plan's implementation of its Credentialing Program. Plan may request that addition
1\1._

providers be added as Network Providers under this Agreement. In all such cases, Network shall use its best efforts to obtain the agreement of such providers to become Network Providers. Any such providers shall be credentialed in accordance with Plan's Credentialing Program prior to commencing to provide Covered Services to Members. In addition, Network shall immediately remove any Network Provider as a provider of Covered Services to Members upon the written demand of Plan.

3.30 Information Exchange between Network and Plan. Network covenants that Network shall communicate with and transmit data and information to Plan's management information systems in such a manlier as to not cause any disruption in the business of Plan or the performance of Plan's duties and obligations as set forth in this Agreement. Network shall use best efforts to ensure that any computer software which is used by Network to provide services hereunder or which could have an effect on the services delivered hereunder can operate dates correctly, including dates occurring before, on and after January 1, 2000.

3.31 Financial Information Due to Plan. Upon execution of this Agreement and at any time that changes occur to such information, Network shall provide Plan with copies of filings with the Secretary of State regarding its legal structure, a complete record of the ownership structure and a listing of owners (including ownership percentages) for both itself and any parent organizations, and a federal Form W-9 verifying its federal tax identification number. Network shall also provide Plan with its quarterly financial statements prepared in accordance with either federal income tax regulations or Generally Accepted Accounting Principles no later than 90 days after the end of each fiscal quarter and with either (1) its fiscal year-end financial statements with an audit or review report from an independent certified public accountant no later than 120 days after the end of each fiscal year or (2) a copy of its complete federal income tax return (including all attachments or exhibits) when filed with the Internal Revenue Service. In addition, Network will provide Plan with any other financial information pertaining to itself requested by Plan within five business days of the receipt of such request. Plan agrees not to divulge, disclose, use, disseminate, distribute, or copy for any purpose whatsoever, other than to evaluate the ownership and economic viability of Network, any of the foregoing information (herein called "Confidential Information"). Notwithstanding any other provision of this covenant to the contrary, this covenant shall not apply to any Confidential Information which (a) is, or may become, public other than by breach of this covenant by Plan, or (b) is or was otherwise in Plan's possession on the effective date of this Agreement, or (c) was or becomes available to Plan on a non-confidential basis from a source other than Network, provided that such source is not known by Foundation to be bound by a confidentiality agreement with, or other obligation of security to, Network. If Plan is ordered or requested by a court order or other governmental directive to disclose any of the Confidential Information, it shall promptly notify Network in order to permit Network to seek a protective order or to take other appropriate action. 114('

3.32 Provider Incentive Plan (PIP) disclosure.
Network agrees to disclose to Plan, upon request and within thirty (30) days or such lesser period of time required for Plan to comply with all applicable state or federal laws, all of the terms and conditions of any payment arrangement that constitutes a "Provider incentive plan" as defined by CMS and/or any federal law or regulation from its Network Providers. Such disclosure should identify, at a minimum, whether the services not furnished by the Network Providers are included, the type of incentive plan including the amount identified as a percentage, of any withhold or bonus, the amount and type of any stop-loss coverage provided for or required of the Network Provider, and the patient panel size broken down by total group or individual Network Provider panel size, and by the type of insurance coverage (i.e., Commercial HMO, Medicare Advantage HMO, Medicare PPO and Medicaid HMO).

IV. Governmental Requirements

4.1 Maintenance of Records
Notwithstanding anything herein to the contrary, Network shall, and shall require Network Providers to, maintain complete and accurate fiscal records, as well as medical and social records applying solely to Members for whom Network or Network Providers have claimed and received payment. Network Provider shall maintain such records as are necessary for evaluation of the quality, appropriateness and timeliness of services performed under this Agreement. Said records will be made available for fiscal audit, medical audit, medical review, utilization management, AHCA audit and other periodic monitoring upon request of authorized representatives of Plan or any governmental agency. Network shall, and shall require Network Providers to, comply with requirements issued as a result of any such inspection or audit. Plan shall withhold from Network's compensation under Attachment B any and all amounts determined to be payable to Plan by Network or Network Providers as a result of such audits and any state and federal disallowance's lawfully imposed on Plan as a result of Network or any Network Provider's failure to abide by the terms of this Agreement. Said records shall be retained for a period of at least ten (10) years after starting date of the applicable retention period or until resolution of any ongoing audit occurs.

4.2Indemnification

(a)Plan Indemnification. Plan agrees to indemnify, defend and hold harmless Network and its employees, agents, independent contractors, officers and directors against any and all claims, damages, causes of action, cost or expense, including court costs and reasonable attorney's fees which may arise and/or be incurred in connection with or as a result of the grossly negligent or willfully wrongful performance of Plan under this Agreement. This clause shall survive termination of this Agreement regardless of the reason for termination, including breach of this Agreement due to insolvency.

(b)Network Indemnification. Network shall indemnify, defend and hold harmless Plan, its employees, agents, independent contractors, officers and Board of Directors, AHCA, OIR, CMS and Members from and against all claims, damages, causes of action, cost or expense, including court costs and reasonable attorney's fees, which may arise from any negligent act or other wrongful conduct by Network or Network Providers under this Agreement, including, without limitation, a breach of this Agreement This clause shall survive termination of this Agreement regardless of the reason for termination, including breach of this Agreement due to insolvency.

4.3Continuing Obligation Upon Termination

(a) Network shall require Network Provider(s) that in the event of Plan's insolvency or termination of Plan's contract with CMS, benefits to Members will continue through the period for which premium has been paid and benefits to Members confined in an impatient facility will continue until their discharge (b) Network agrees to require Network Provider(s) to provide or arrange for continued treatment, including, but not limited to, medication therapy, to Medicare Advantage members upon expiration or termination of the Agreement. In accordance with all applicable state and federal lays, rules and/or regulations treatment must continue until the Member: (i) has been evaluated by a new participating provider who has had a reasonable opportunity to review or modify the Medicare Advantage Member's course of treatment , or until Plan has made arrangements for substitute care for the Medicare Advantage Member; and (ii) until the date of discharge for Medicare Advantage Members hospitalized on the effective date of termination or expiration of the Agreement. Network agrees to accept as payment in full from Plan for Covered Services rendered to Plan Members, the rates set forth in the payment attachment which are applicable to such Member.

4.4 Termination by Network Providers
Network shall require Network Providers to provide AHCA and OIR sixty (60) days' notice of any intended termination of its agreement with Network or Plan.

4.5 Independent Network Provider

It is expressly agreed that Plan, Network and Network Providers, in the performance of their obligations under this Agreement, are at all times performingmas independent contractors. No act, work, commission, or omission by eithernmparty, its agents, servants, contractors, or employees, pursuant to the terms and conditions of this Agreement shall be construed to make or render Plan, Network or Network Providers an agent, servant, employee of, or joint venturer with, the other. Network Providers shall be solely responsible and liable for all medical care, advice and treatments rendered or prescribed to Members.

V.Restrictive Covenants

5.1 Non-Solicitation of Members.
During the effective term of this Agreement and any of its amendments, and for a period of one (1) year following the termination or non-renewal of this Agreement or any of its amendments for any reason, neither Network nor Network Providers shall require any Member to disenroll from the Plan for any reason, nor shall Network or Network Provider solicit Plan's Members on their own behalf or on behalf of another person or entity. By way of example but not limitation, neither Network nor Network Providers shall solicit Members through meetings, visits, telephone calls, or individual letters. This Section shall survive the termination of this Agreement.

5.2Confidentiality
Network agrees, and shall require Network Providers to agree, that all information regarding Plan and Members is highly confidential ("Confidential Information"). Network acknowledges, and shall require Network Providers to acknowledge, that all such Confidential Information is confidential and proprietary to Plan and that such Confidential Information shall not be disclosed or used for Network's own or any other entity's benefit or gain either during the term of this Agreement or after the date of expiration or termination of this Agreement for any reason without Plan's written consent unless required by law. Both Plan and Network agree and acknowledge that this section shall survive the termination of this Agreement., therefore, in addition to any remedies otherwise available to Plan, Plan shall be entitled to injunctive or equitable relief to enjoin or restrain Provider or any related individual from violating this Section.

5.3Enforcement.
Both parties hereunto further agree that any violation of this Article V by Network or Network Providers shall result in irreparable injury to Plan. In the event of an actual or threatened breach by Network or Network Provider of this Agreement, Plan shall be entitled to an injunction restraining Network and/or Network Provider from engaging in the prohibited conduct or, if applicable, requiring Network to take all necessary action to prevent Network Providers from engaging in such prohibited conduct. If the court should hold that the duration and/or scope of the covenants contained in this Section are unreasonable, then, to the extent permitted by law, the court may prescribe duration and/or scope that is reasonable; and Plan and Network agree to accept such determination, subject to their rights of appeal. Nothing herein shall be construed as prohibiting Plan from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from Network. In the event of any action or proceeding to enforce the provisions of this Section, the prevailing party shall be reimbursed by the other party for all costs and attorneys' fees incurred in such action proceeding.

For purposes of this Section 6.3(a), if Network Provider is a corporation, professional association or partnership, the term Network Provider shall include

VI. Term and Termination

6.1 Term
The term of this Agreement shall commence on the date first written above, and shall continue in effect for one (1) year from the date hereof. Thereafter, this Agreement shall automatically renew for additional one (1) year periods unless either party notifies the other party of its intention not to renew this Agreement at least sixty (60) days prior to any renewal date of this Agreement or this Agreement is earlier terminated as provided herein.

6.2 Immediate Automatic Termination

This Agreement shall automatically terminate solely with respect to particular Network Providers immediately upon the occurrence of the following:

(a)License Revocation. Such Network Provider's license to practice medicine, or the license of any of the principal physicians or other health professionals in association with such Network Provider, is revoked in any State;

(a)Conviction of Felony. If such Network Provider or any of the physicians or health professionals associated or affiliated with such Network Provider is convicted of a felony.

6.3 Termination with Cause by Plan
This Agreement may be terminated immediately by Plan with cause. "Cause" for immediate termination is the following:

(a)Pertaining to Particular Network Providers. With respect to a particular Network Provider, this Agreement may be terminated by Plan for Cause with respect to such Network Provider upon any of the following occurrences:

(i)  Failure of such Network Provider to comply with the medical community standards of medical practice;

(ii)  Failure of such Network Provider to meet credentialing standards and other requirements of Plan;

(iii)  such Network Provider's failure to obtain or maintain Medicare approved provider status; or

(iv)  such Network Provider engages in any of the conduct listed in Section 6.3(b).  physician or other health professional who owns, is employed by or is affiliated with such Network Provider.

(b) Pertaining to the Network. This Agreement may be terminated in its entirety by Plan upon:

(i)  Material breach of terms and conditions of this Agreement by Network;

(ii)  The willful breach, habitual neglect, or continued failure of Network or Network Providers to abide by Plan's rules, procedures, policies or any other activity for which Network has received notice;

(iii)  Commission of an act of fraud or theft against Plan;

(iv)  Good faith determination by Plan that continuation of Agreement may result in danger to the health, safety or welfare of any Plan Member;

(v)  The bankruptcy or insolvency of Network;

(vi)  Quality of Care issues;

(vii)  Claims funds deficits for two consecutive quarters; or

6.4 Termination With Cause by Network Provider
Network may terminate this Agreement for cause upon sixty (60) days' written notice, which notice shall set forth the grounds for termination, and Plan's failure to cure such breach within such sixty (60) day period. "Cause" is limited to the following for purposes of this Section:

(a)  a material breach of any provisions of this Agreement by Plan. Non-payment by Plan for goods or services rendered by Network Provider shall not be a valid reason for avoiding the sixty (60) days advance notice of cancellation; or

(b)  a conviction for an act of fraud or theft by Plan against Network Provider.

6.5 Termination Without Cause
Notwithstanding the foregoing, either party may not terminate this Agreement without cause during the Medicare Lock in Period. Upon sixty (60) days written notice to the other party hereto, the agreement may be terminated during the Medicare Open Enrollment Period.

6.6 Termination of Medicare Contract

Unless otherwise agreed to between Plan and CMS, this Agreement will terminate (with respect to Medicare Members) upon the termination or non renewal of the

Medicare Provider agreement between CMS/DHHS and the Plan (the "Medicare Agreement"). Plan will give notice to Network of the non-renewal or termination of the Medicare Agreement and the date on which such will expire or terminate.

6.7Notice of Termination
Network shall provide AHCA and OIR with sixty (60) days' notice of any intended termination of the Agreement. The Plan shall provide notice of any such termination by Network to AHCA and OR within ten (10) days of receipt of such notice.

6.8Obligation Upon Termination

(a)             Provision of Services. Without limiting the provisions of Sections 3.11(a) and 4.3, in the event this Agreement is terminated for any reason, Network Providers shall complete the course of treatment of any Member then receiving treatment in accordance with the terms hereof until provision has been made by Plan for the reassignment of such Member to another Participating Provider for further treatment, it being understood that the obligation of Network under this Agreement to the extent they pertain to Covered Services provided prior to termination, shall survive termination. Network Providers shall continue to provide services through any post insolvency period. Payment to Network for such services beyond termination date shall be made under the same terms and conditions as provided for under this Agreement. At Plan's sole option, Plan may elect to retain the services of the Network Providers under the terms and conditions of the Network Provider Addendum.

(b)             Member Hold Harmless. Network Provider hereby agrees that in no event, including but not limited to, non-payment by Plan, Plan insolvency, or breach of this Agreement by either party, shall Network Provider(s) bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a Member, or person acting on their behalf other than the Plan for covered services provided by Network Provider(s) for which payment is the legal obligation of Plan. Without limiting the generality of any of the foregoing, Network Provider shall not balance bill any Member. This provision shall not prohibit collection by Network Provider(s) from Member for any non-covered service and/pr Copayments in accordance with the terms of the applicable Member health benefits contract. Network Provider(s) further agrees that (a) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of the Member, and that (b) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between Network(s) Provider and Member, or persons acting on their behalf; and (c) this provision shall apply to all employees, agents, trustees, assignees, subcontractors, and independent contractors of Networ k).....

Provider(s), and Network Provider(s) shall obtain from such person specific agreement to this provision. The Network Provider(s) agrees to continue providing services to Members through any post insolvency period. Plan shall not alter the provisions contained in this paragraph without the prior written approval of the Secretary or a Director, Superintendent or Commissioner of the U.S. Department of Health and Human Services.

(c)             Return of Documents. Upon the termination of this Agreement, Network agrees to return any and all Plan provided materials, provider manuals, or other documentation, related to its business, including all copies thereof, whether authorized or not to Plan.

(d)             Transfer of Members. Following termination of this Agreement, Network Provider will cooperate with Plan in the orderly transfer of (i) Members that may have been assigned to Network Provider, and (ii) the Members' Medical Records.

6.9Order by Office of Insurance Regulation
This Agreement may be terminated upon issuance of order by the OIR requiring such termination pursuant to section 641.234, Florida Statute, or any successor statute.

VII. Financial Guarantee and Licensure Required. Network understands and agrees that the capitation described in Attachment B represents payment in full for services rendered by Network Providers and to any agent or sub-contractor utilized by Network, as well as for Network's administrative services under this Agreement. Network understands that it is obligated to make payments to its network providers in accordance with timely payment regulations as outlined by Florida Statutes. Furthermore, Network will provide a Letter of Credit (LOC) in a format acceptable to the Plan, equal to $250,000.00 This LOC can be drawn upon by Plan in the event that Network fails to meet its fiduciary obligation to pay its Network Providers as required by this Agreement and by prevailin insurance law.

In the event that any of Network's agents or sub-contractors are paid on a fee-for-service basis, Network agrees that it either (a) is a licensed Third Party Administrator as governed by Florida Statutes or (b) has a contractual arrangement with a Florida licensed Third Party Administrator for the provision of such claims payment services, and that such relationship is disclosed to Plan. Additionally, within ten (10) days of downstream providers receiving payment, Provider agrees to provide information to Plan on such payments. Network agrees to utilize Plan's delivery system including admitting panel services as specified by Plan.

VIII. General Terms

8.1Modification and Assignment of this Agreement
The terms and sections included hereunto and the Agreement executed by the parties together embody all of the terms and conditions relating to the Agreement between the parties, and all oral and parole representations or statements made by either party prior to the execution of this Agreement are merged herein. Plan may amend this Agreement and any Addendum, Attachment or Schedule, hereto upon ninety (90) days written notice to Network, which notice shall include information regarding a change in benefits, Copayments and applicable policies and procedures. Failure of Network to object in writing to such amendment during the ninety (90) day notice period shall constitute acceptance of such amendment by Provider. Except as described above, the provisions of this Agreement may not be amended, supplemented, waived or changed orally or by course of conduct of the parties but only by a written and signed document by the party by whom enforcement is sought and which shall make specific reference to this Agreement. This Agreement, being intended to secure the services of the Network, shall not be assigned, sublet, delegated, or transferred by Network without the prior written consent of Plan, which consent shall not be unreasonably withheld. Plan may assign this Agreement in whole or in part except to another Plan contracted provider or MSO. In the event Plan terminates its Medicare business, this Agreement will be automatically assigned to Humana. Provider will have the right to request assignment of this Agreement to Humana on the effective date of any changes in Plan's Medicare benefits that result in an actuarial valuation of Plan's benefits that is less than the benefits offered by Humana. If either party decides not to terminate the Agreement, even though it has the right to do so in a particular instance, such decision shall not be considered a waiver of its right to terminate on a future occasion of the same or any other reason.

8.2Severability
The invalidity or unenforceability of any terms or provisions hereof shall in no way affect the validity or enforceability of any other terms or provisions.

8.3Headings
All section headings contained in this Agreement are to be considered for reference purposes only, and are not intended to define or limit the scope of any provisions of this Agreement.

8.4 Entire Agreement
This Agreement supersedes all prior understandings and agreements, whether written or oral, between the parties, and together with all Attachments, Schedules and Addendum and other appendices to it, shall be considered as the Agreement by and between Plan and Network.

8.5 Conformance with Law
Network and Network Provider(s) agree to comply with and be subject to all applicable Medicare program laws, rules and regulations, reporting requirements, and CMS instructions as implemented and amended by CMS. This includes, without limitation, federal and state regulatory agencies' including, but not limited to, HHS, the Comptroller General or their designees rights to evaluate, inspect and audit Network and/or Network Provider(s) operations, books records, and other documentation and pertinent information related to Network and Network Provider(s) obligations under the Agreement, as well as all other federal and state laws, rules and regulations applicable to individuals and entities receiving federal funds. Network and Network Provider(s) further agrees HHS', the Comptroller General's, or their designees right to inspect, evaluate and audit any pertinent information for any particular contract period will exist through ten (10) years from the final date of the contract period between Plan and CMS or from the date of completion of any audit, whichever is later, and agrees to cooperate, assist and provider information as requested by such entities. Network shall require Network Provider(s) that all health care professionals employed by or under contract with Network or Network Provider(s), including all Covering Physicians, render Covered Services in accordance with this provision. This Agreement shall be automatically amended to the extent necessary to comply with the requirements of the state and/or federal law. In the event that any provision in this Agreement conflicts with the requirements of any applicable Medicare program provision, this Agreement shall be deemed modified to comply with such provisions of those programs.

8.6 Governing Law and Venue
This Agreement has been executed and delivered and shall be construed and enforced in accordance with the laws of the State of Florida. Any action by any party whether at law or in equity, shall be commenced and maintained and venue shall exclusively be in the State of Florida.

8.7Third Party Beneficiaries
This Agreement shall not be construed to create any third party beneficiaries, including without limitation, Members.

8.8Cumulative Remedies
Remedies provided for in this Agreement shall be in addition to and not in lieu of any other remedies available to either party and shall not be deemed waivers or substitutions for any action or remedy the parties may have under law or equity.

8.9 Gender and Number
When the context of this Agreement requires, the gender of all words shall include the masculine, feminine, neuter and the number of all words shall include the singular and plural.

8.10 Execution
This Agreement and any amendments may be executed in multiple originals, each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

8.11 Force Majeure
Neither party shall be liable nor deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service or employment deemed resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any similar or dissimilar cause beyond the reasonable control of either party; provided, however, in the event the provision of Covered Services is substantially interrupted, Plan shall have the right to terminate this Agreement upon ten (10) days prior written notice to Network

8.12 Authority
Each signatory to this Agreement represents and warrants that he/she/it possesses all necessary capacity and authority to act for, sign and bind the respective entity on whose behalf he is signing.

8.13 Costs and Fees
hi the event of any litigation by any party to enforce or defend its rights under the Agreement, the prevailing party, in addition to all other relief, shall be entitled to reasonable attorney's fees.

8.14 Delegation Requirement
Network agrees in the event certain identified activity(ies) have been delegated to Network under this Agreement, any sub-delegated of the noted activity(ies) by Network requires the prior written approval of Plan. Notwithstanding anything of the contrary in the Agreement, Pan will monitor Network's performance of any delegated activity(ies) on an ongoing basis and hereby retains the right to modify, suspend or revoke such delegated activity(ies) in the event Plan and/or CMS determine, in their discretion, that Network is not meeting or has failed to meet its obligations under the Agreement related to such delegated activity(ies). In the event that Plan has delegated all or any part of the claims payment process to Network under the Agreement, Provider shall comply with all prompt payment requirements to which Plan is subject. Plan agrees that it shall review the credentials of Network or, if Plan has delegated the credentialing process to Network, Plan shall review and approve Network's credentialing process and audit it on an ongoing basis.

8.15 Notices
Any notices and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or five days after such notice is mailed, by registered or certified mail, postage prepaid, return receipt requested, addressed to such party as follows:

If to Network:

Manuel Iglesias, Esq.
Palm Medical Network, LLC 7925 NW 12th Street

Suite 321

Miami, FL 33126

If to Plan:

CarePlus Health Plans, Inc. 8200 NW 41 Street, Suite 305 Doral, Florida 33166

Attn. Provider Operations

or such other addresses shall be furnished in writing by any party to the other party.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first written above.

CAREPLUS HEALTH PLANS, INC.	PALM MEDICAL NETWORK, LLC

/s/	/s/
Name	Name
Title	Title

FEDERAL ID: 06-1829158

NPI #:

ATTACHMENT A

PRIMARY CARE SERVICES

Primary health care encompasses medically necessary medical care that is provided or prescribed by Member's assigned Provider for prevention of disease and the first level of care for diagnosis and treatment of a non-occupational illness or injury, and includes all services customarily provided in a Primary Care Physician's office as well as services customarily provided by an attending Primary Care Physician to institutionalized patients. Provider agrees to provide these Covered Services offered by Plan with the exception of hospital services and vision care services. By way of illustration and not limitation, the following services are considered Primary Care Services. These services are to be provided in accordance with Plan's policies and procedures.

General Primary Care Services:
1.	ROUTINE OFFICE VISITS - including biometric evaluations, diagnosis and treatment of illness/injury.

2.	HOSPITAL VISITS (In the event a Hospital Group does not exist) - personal attendance with the patient including skilled nursing or extended care facility.

3.	PERIODIC HEALTH APPRAISAL - all routine tests performed in a Primary Care Physician's office (i.e. Health Check-Up).

4.	TELEPHONE CONSULTATIONS - with Members.

5.	ACUTE MINOR ILLNESS/INJURY

6.	CHRONIC ILLNESS/INJURY

7.	IMMUNIZATIONS - in accordance with accepted medical practices.

8.	INJECTIONS - in accord with accepted medical practices (excluding chemotherapy).

9.
ROUTINE DIAGNOSTIC LABORATORY PROCEDURES - all routine procedures performed in a Primary Care Physician's office, including but not limited to CBC test, urinalyses, stool analyses for occult blood and pregnancy tests.

10.	EYE AND EAR EXAMINATIONS - for vision and hearing correction.

11.	DIAGNOSIS AND REFERRAL OF ALCOHOLISM/DRUG ABUSE

12.	HEALTH EDUCATION SERVICES AND REFERRAL - (e.g. family planning, STDs)

13.	MISCELLANEOUS SUPPLIES - related to treatment in a Primary Care Physician's office (e.g. gauze, tape, band-aid and other routine medical supplies).

14.	MISCELLANEOUS SERVICES - all services normally provided in a Primary Care Physician's office.

15.
ROUTINE DIAGNOSTIC TESTS - routine tests, x-rays, and electrocardiograms, including interpretation. This may include chest and bone x-rays, Pap smears and any test customarily provided in Primary Care Physician's office which Provider is qualified to provide by license, certification, and state and/or federal law.

16.	MEDICAL RISK ASSESSMENT AND PREVENTIVE CARE SERVICES - (e.g. well woman care, adult health screenings, well child/care evaluations)

ATTACHMENT C

Admitting Privileges at Plan's Participating Hospitals

 I have received the list of Plan's Participating Hospitals and hereby declare that I have admitting privileges at the following Participating Hospitals:

 I hereby declare that I do not have admitting privileges at a Participating Hospital, and agree to utilize Plan's Admitting Panel for admission of Members to Hospitals.

Dr (s).  has (have) agreed to admit to Participating Hospital and to provide inpatient medical services to Members who have been assigned to my practice. A copy of the Acceptance Letter (attached as Attachment D to this Attachment C) from

Dr(s). will be forwarded to both credentialing and contract files.

The following physicians will provide 24 hours/365 days admission and inpatient management services for Members assigned to my practice.

Name ____________________________________________________

Address __________________________________________________

Phone ____________________________________________________

Fax ______________________________________________________

SIGNATURE

NAME TITLE DATE

ATTACHMENT D

COVERING PHYSICIAN AGREEMENT

I, Dr.    ___________________________   do hereby agree to provide coverage for Dr. ______________________________________   a Primary Care Physician for CarePlus Health Plans, Inc. ("Plan") during the period from ____________________________   to __________________________ pursuant to the following terms and conditions:

1.	I hereby acknowledge that I have received the Plan Provider Manual which indicates Participating

Provider Policies and Procedures of Plan and agree to accept and comply with the policies and procedures stated therein when attending Members who are patients of Dr.

(Fa. Stat. 458.320 (2) (c).

2.	I understand and agree that any failure to adhere to the Manual may lead to the cancellation of this

Covering Physician Agreement. (Fla. Stat. 458.320 (2) (a).

3.	I hereby assure that services shall be available on a 24-hour a day/7 days a week basis during the period of my coverage. I further agree to be personally liable to Plan, Members and Dr.
 for the payment of all healthcare services, rendered in violation of protocols contained in the Manual, or for referrals to "non-participating health care providers" not authorized by Plan's Medical Director.

4.	I hereby agree to look solely to Dr. for of my professional health care services rendered to Members and, with the exception of any copayments, deductibles or coinsurance fee required, will not assert at any time a claim for compensation against Member for delivered health care services.

5.	I hereby agree to accept, as full payment for Covered Services rendered to Members, the amounts which are paid to me by Dr.for services rendered to Members.

6,I have not been and am not currently sanctioned, suspended, debarred, or excluded by the Medicare or
Medicaid program or any other federal or state programs or am otherwise prohibited from providing services to Medicare or Medicaid beneficiaries.

I hereby agree to comply with Plan's credentialing requirements and will provide Plan with all necessary credentialing information.

Signature
Print Name		Tax ID Number/NPI Number

Medical License Number		DEA Number

Professional Liability Insurer and Policy Number (Attach Copy

Liability Limits:	Per Occurrence	Aggregate per year

Hospital Privileges:

ATTACHMENT E

MALPRACTICE INSURANCE WAIVER

I have decided not to obtain malpractice insurance. As a continuing condition for the provision of services to Members, I will comply with Section 458.320, Florida Statutes, by:

Please Check Appropriate Item:

  Maintaining an unexpired irrevocable letter of credit in an amount not less than
$250,000 per claim with a minimum aggregate of not less than $750,000. (submit copy)

  Maintaining an escrow account consisting of cash or assets in an amount not less than $250,000 per claim with a minimum aggregate of not less than $750,000. (submit copy)

  "Going Bare": I Agree to be personally responsible for the payment of any settlement of final judgment up to $250,000 within (60) days after the date such becomes final.

"Going Bare" requires the following statement prominently displayed in the patient reception area notifying patients that you-have decided not to carry medical malpractice insurance (submit proof):

"Under Florida law, physicians are generally required to carry medical malpractice insurance or otherwise demonstrate financial responsibility to cover potential claims for medical malpractice. YOUR DOCTOR HAS DECIDED NOT TO CARRY MEDICAL MALPRACTICE INSURANCE. This is permitted under Florida law subject to certain conditions. Florida law imposes penalties against noninsured physicians who fail to satisfy adverse judgments arising from claims of medical malpractice. This notice is provided pursuant to Florida law."

Physician Signature Date
Print Name

HEALTH OLANS.INC

ATTACHMENT B

MEDICARE COMPENSATION SCHEDULE

This Attachment is to be included as part of the Network Agreement and is effective as of the 1st day of by and between "Plan" and "Network".

WHEREAS, Plan and Network are parties to that certain attached Network Agreement dated   (the "Agreement") under which Network and its Network Providers provide Covered Services to individuals enrolled in Plan; and

WHEREAS, Plan and Network desire to supplement the Agreement as set forth herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to supplement the Agreement as follows:

Network and Network Providers' compensation for the provision of Primary Care Services to Members assigned to Network Providers ("Assigned Members") shall be determined as follows:

1.            Plan Administrative Fees

The Plan will receive the monthly CMS premium payment for each Member assigned to a Network Provider and deduct the Plan Administrative Fees set forth in Exhibit 1 to this Attachment B.

2.            Fee-for-Service & Capitation Fees

As compensation for arranging for the provision of Primary Care Covered Services to Assigned Members, Plan will pay certain Network Providers PCP Fee-for-Service Fees as stated in Exhibit 1 to this Attachment B within 30 days of receipt of a properly-completed claim form. All payments of PCP Fee-for-Service Fees, and Network Administration Fees shall be deducted from the Claims Fund.

Plan will then pay certain Network Providers a Monthly Capitation Fee equal to the amount set forth in Exhibit 1 to this Attachment B no later than the 15th day of each month. The Monthly Capitation Fee may be adjusted by Plan at any time following three consecutive months of Net Deficits in the Claims Fund effective after thirty (30) days written notice to Providers. Any such adjustment will be limited to the cumulative Net Deficit from the reconciliations for the most recent three months (as of the date of the notice) determined under Section 3 on a per member per month basis. All payments of the Capitation Fee shall be deducted from the Claims Fund.

3.            Claims Fund

A.
Claims Fund. Plan will segregate into a separate accounting fund the remaining premium funds received from CMS for Assigned Members assigned to Network Providers after deduction of the Plan Administrative Fee described above (the "Net Medicare Revenue"). The funds so segregated are referred to within this Agreement as the "Claims Fund". From the Claims Fund, Plan will pay (1) the Capitation Fees and PCP Fee-for-Service Fees described in Section 2 and (2) all other costs and charges (to include incurred but not reported) for Covered services and other benefits rendered to Assigned Members by any provider.

B.
Reconciliations. Plan will prepare an accounting reconciliation of the Claims Fund no later than four months after the end of each month using at least three months of subsequent paid claims data and CMS payment retroactivity. In the event of termination of this Agreement, Plan will prepare a final accounting through the termination date no later than seven months after the termination date. The final accounting statement will include at least six months of subsequent paid claims data with dates of service through the termination date and an actuarially-determined accrual for unpaid claims as of the date paid claims are cut off. Requests by Provider for adjustment to either a reconciliation report or a distribution must be in writing and received by Plan within ninety (90) days following receipt by Network of such report or distribution. Network shall be deemed to have waived its right to request adjustment of a Report or Distribution if its request for adjustment is not received by Plan within such ninety (90) day period.

C.
Surpluses and Deficits. Any excess of Net Medicare Revenue credited to the Claims Fund over Expenses debited from the Claims Fund for the same period is defined as a Net Surplus; any excess of Expenses debited from the Claims Fund over Net Medicare Revenue credited to the Claims Fund for the same period is defined as a Net Deficit. Whenever Claims Fund reconciliations are prepared, the aggregate Net Surpluses and Net Deficits since the beginning of the Claims Fund through the month being reconciled shall be continuously recalculated and netted against each other to determine a running total of Net Surpluses and Net Deficits. Network's share of all Net Surpluses and Net Deficits in the Claims Fund will be as defined in Exhibit 1 to this Attachment B.

D.
Settlements. When Claims Fund reconciliations are prepared, Provider's cumulative share of the Deficits and Surpluses within the Claims Fund will be netted against each other and reduced by any previous payments between Plan and Provider. Provider's share of any Net Surplus will be allocated to the Reserve Fund described in Section E until the Reserve Fund Balance defined in Section E is fully funded. Any Net Deficit will be subtracted from the Reserve Fund to the extent that such Reserve Fund balance exists from the preceding reconciliation.

On the same date as delivery of each monthly reconciliation, Plan will promptly pay Provider its share of any undistributed Net Surplus subject to the funding requirements of the Reserve Fund as described in Section E below. If the reconciliation results in a Net Deficit in excess of the Reserve Fund available to offset such Net Deficit, Provider shall have thirty (30) days from the receipt of the reconciliation to pay Plan the portion of such Net Deficit not covered by the Reserve Fund. If Provider elects not to pay within 30 days, Plan may be reimbursed from any future payments due from Plan to Provider under this Agreement through withholds from such payments. Any Net Deficit shown on any reconciliation prepared after the termination date of this Agreement must be paid by Provider within the thirty-day period following delivery of the reconciliation.

E. Reserve Fund. A reserve fund to cover potential future Deficits ("Reserve Fund") shall be established and maintained as a separate account from the Claims Fund for the purpose of offsetting any Net Deficits that arise within the Claims Fund. The Reserve Fund will be maintained at a level no greater than the amount specified in Exhibit 1 to this Attachment B (the "Maximum Reserve Fund Balance"). The Reserve Fund balance will be adjusted monthly each time a Claims Fund reconciliation is prepared. The Reserve Fund will be funded with Provider's share of any Net Surpluses created within the Claims Fund and will be utilized exclusively to offset future Net Deficits in the Claims Fund. Once the Maximum Reserve Fund Balance defined above has been funded, Provider's share of any remaining Net Surplus shall be disbursed to Provider in accordance with Section D above. The balance of the Reserve Fund will be released back in to Net Surplus in the final Claims Fund reconciliation prepared as of the Termination Date of this Agreement

4. Reinsurance

A.
Independent Reinsurance. Network will maintain stop-loss reinsurance for those Assigned Members assigned to its Network Providers throughout the term of this Agreement. Such reinsurance will have stop loss limits no greater than $150,000 per Member per year for all fee-for-service medical claims paid for each Member assigned to Network Providers, excluding pharmacy costs, capitation costs and PCP Fee-for-Service Fees (or any other amount mutually determined by Plan and Network or any lesser amount required by federal or state regulations). Network may obtain its own independent reinsurance as of the first day of any calendar quarter with written approval from Plan. Full documentation of such reinsurance must be provided to Plan at least 15 days prior to the effective date and updated upon request from Plan. The premiums for any independent reinsurance policy will be paid by Network. Any reimbursement or payments from such reinsurance coverage will be credited to and deposited within the Claims Fund.

B.
Internal Reinsurance. If Network does not have its own independent reinsurance policy approved by the Plan, Network will participate in the Plan's reinsurance program. The stop loss thresholds for the Plan's programs are either $150,000 or $30,000 per Member per calendar year for all fee-for-service medical claims paid for each assigned Member, excluding pharmacy and capitation costs. When participating in Plan's program, a per member per month premium will be deducted from the Claims Fund and allocated to a Reinsurance Fund maintained by Plan on a monthly basis. Plan retains the right to establish and adjust its reinsurance premiums or to modify its coverage provisions at any time with sixty (60) days written notice to Network. Any amounts paid from the Plan's Reinsurance Fund on account of Assigned Members to the Network Providers shall be credited to, and deposited within, the Claims Fund.

HEALTH PLANS INC

5.Transfers

Network or Network Providers may not seek the transfer of a Member due to utilization of medical services or physical condition. Plan reserves the right to review and audit, at reasonable times and upon demand, any and all Network Provider records and reports relating to health services provided to Assigned Members, including communications between Network or Network Providers and Assigned Members, whether or not the Assigned Members have selected or been assigned to another Primary Care Physician.

IN WITNESS WHEREOF, the undersigned have executed this Attachment to the Agreement effective as of the date stated on the first page of this Attachment.

HEAL PLANS INC.	PALM ME 1 C NETWO LLC.

/s/	/s/
Name	Name
Title	Title

ATTACHMENT B
EXHIBIT 1
COUNTIES	PLAN ADMIN FEE (% of premium)	PCP CAPITATION FEES (PMPM) (1)	PCP FEE- FOR- SERVICE FEES(2)	NETWORK ADMIN FEES (PMPM)(3)	NETWORK SHARE OF SURPLUSES & DEFICITS	RESERVE FUND
DADE BROWARD PALM BEACH HILLSBOROUGH, PINELLAS, PASCO, POLK, BREVARD, ORANGE, OSCEOLA, SEMINOLE, OKEECHOBEE & ST. LUCIE	22% 22% 20% 19%	$100 $90 $80 $70	N/A N/A 105% of Prevailing Medicare Rates (EXCLUDES DADE & BROWARD)	Month 1- 8 $25 PMPM ALL COUNTIES Month 9 thereafter $25 or $15 PMPM ALL COUNTIES	Members 0-500 0% Members 501-1000 50% Members 1001 and Greater 100%	$150 PM

00 PCP Capitation Fees, if applicable, will be reduced by 50% during any termination period pending final settlements of the Claims Fund.

(2) PCP Fee-for-Service Fees - In lieu of Capitation Fees, certain Network Providers will be paid by Plan on a fee-for-service basis for all Primary Care Services as defined in the Agreement at 105% of the prevailing Medicare allowable rate within 30 days of receipt of properly-completed claim forms.

(3) Network Administration Fee shall remain at $25PMPM should the Medical Loss Ratio (MLR) be 88% or less. In the event the MLR exceeds 88%, the Network Administration fee will then be reduced to $15PMPM, Month 9 thereafter.

PALM MEDIC NETWO LLC

By:	/s/
Name
Title